Exhibit 99.01
News Release

FOR IMMEDIATE RELEASE
MEDIA CONTACT:	INVESTOR CONTACT:
Genevieve Haldeman	Helyn Corcos
Symantec Corporation	Symantec Corporation
408-517-7642	408-517-8324
glhaldeman@symantec.com	hcorcos@symantec.com
SYMANTEC PRICES $2.0 BILLION CONVERTIBLE SENIOR NOTES
COMPANY TO REPURCHASE APPROXIMATELY $1.5 BILLION OF COMMON STOCK
CUPERTINO, Calif. — June 12, 2006 — Symantec Corp. (Nasdaq: SYMC) today announced the pricing of $1.0 billion principal amount of Convertible Senior Notes due 2011 and $1.0 billion principal amount of Convertible Senior Notes due 2013, through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
The 2011 Notes will pay interest semiannually at a rate of 0.75% per annum and the 2013 Notes will pay interest semiannually at a rate of 1.0% per annum. In certain circumstances, the notes will be convertible into cash up to the principal amount, and any conversion value above the principal amount will be convertible, at the option of Symantec, into cash or shares of Symantec common stock, based on a conversion rate for the 2011 Notes of 52.2951 shares of common stock per $1,000 principal amount of the notes (which is equal to a conversion price of approximately $19.12 per share, representing a 22.5% conversion premium based on the closing bid price of $15.61 per share on June 12, 2006) and a conversion rate for the 2013 Notes of 52.2951 shares of common stock per $1,000 principal amount of the notes (which is equal to a conversion price of approximately $19.12 per share, representing a 22.5% conversion premium based on the closing bid price of $15.61 per share on June 12, 2006).
Symantec estimates that the net proceeds from this offering will be approximately $1.97 billion, after deducting estimated fees and expenses. In addition, Symantec has granted the initial purchasers an over-allotment option to purchase up to an additional $100 million principal amount of 2011 Notes and up to an additional $100 million principal amount of 2013 Notes.
Symantec expects to use the net proceeds from the offering and the proceeds of the warrant transactions referred to below to repurchase approximately $1.5 billion worth of its common stock, a portion of which is expected to be purchased contemporaneously with the closing of the sale of the notes through private block trades with one or more of the initial purchasers of the notes or their affiliates.
In addition, Symantec is using a portion of the proceeds from the transactions to fund convertible note hedge transactions that Symantec has entered into with certain of the initial purchasers of the notes or their affiliates, which transactions are intended to offset potential dilution to Symantec’s common stock upon potential future conversion of the notes. Symantec has also entered into separate warrant transactions with certain of the initial purchasers or their affiliates. The warrants have an exercise price that is 75% higher than the closing bid price of Symantec’s common stock on June 12, 2006. Remaining proceeds will be added to Symantec’s working capital and will be used for general corporate purposes.
This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Symantec
Symantec is the world leader in providing solutions to help individuals and enterprises assure the security, availability, and integrity of their information. Headquartered in Cupertino, Calif., Symantec has operations in more than 40 countries. More information is available at www.symantec.com.

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Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
FORWARD LOOKING STATEMENTS: This press release contains statements regarding our financial and business results which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements regarding Symantec’s expectation to sell notes, repurchase shares of its common stock, enter into convertible note transactions and enter into warrant transactions. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from results expressed or implied in this press release. Such risks and uncertainties include, but are not limited to Symantec’s expectation to sell notes, repurchase shares of its common stock, enter into convertible note transactions, enter into warrant transactions and the anticipated use of the proceeds of the offering. Symantec cannot guarantee that any of these transactions will occur. Additional information concerning risk factors is contained in the Risk Factors section of Symantec’s Form 10-K for the fiscal year ended March 31, 2006. Symantec assumes no obligation to update any forward-looking information contained in this press release.